Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
Chief Operating Officer and	Marian Briggs, (612) 455-1742
Chief Financial Officer	njohnson@psbpr.com/mbriggs@psbpr.com
(952) 487-9500
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES RECORD FIRST QUARTER RESULTS,

RAISES 2006 EARNINGS GUIDANCE

•                  First quarter revenue of $15.8 million, up 39 percent over first quarter 2005, and net income of $1.4 million, or $0.10 per diluted share;

•                  First quarter gross margin of 80 percent;

•                  First quarter pretax income excluding equity-based compensation (a non-GAAP measure) of $3.6 million, or $0.26 per diluted share, compared to $1.6 million, or $0.12 per diluted share in the first quarter of 2005;

•                  $4.1 million increase in cash, cash equivalents and marketable securities from December 31, 2005; and

•                  2006 annual earnings per share guidance raised.

Minneapolis, May 2, 2006 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, today announced record revenue for the first quarter ended March 31, 2006 of $15.8 million, a 39 percent increase over $11.3 million in the first quarter of 2005. Net income for the 2006 first quarter was $1.4 million, or $0.10 per diluted share, which included equity-based compensation costs of $860,000 (post tax). This compares to net income for the 2005 first quarter of $1.0 million, or $0.08 per diluted share.

Pretax income excluding equity-based compensation (a non-GAAP measure) for the 2006 first quarter increased to $3.6 million, or $0.26 per diluted share, which compares to pretax income excluding equity-based compensation for the 2005 first quarter of $1.6 million, or $0.12 per diluted share.

“We are very pleased with our first quarter results,” said Jay D. Miller, president and chief executive officer. “Once again, we saw continued strength in enterprise and IT/PACS-related sales. International sales also continue to be a strong contributor.”

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Financial Highlights

•                  At quarter-end, the installed base of ViTAL licenses increased to over 3,000, with more than 250 ViTAL licenses sold in the first quarter.

•                  License fee revenue increased to $11.0 million during the first quarter, up 50 percent over first quarter 2005 revenue of $7.3 million.

•                  Non-Toshiba license fee revenue increased to $5.8 million during the first quarter, a 73 percent gain over first quarter 2005 non-Toshiba license fee revenue of $3.3 million.

•                  Revenue from maintenance and services rose to $4.5 million during the first quarter, a 33 percent gain over first quarter 2005 revenue of $3.4 million.

•                  Sales from software options (including third-party software) increased to $5.9 million during the first quarter, up 53 percent over $3.9 million in the first quarter of 2005. Top-selling options in the first quarter of 2006 were CT Cardiac, Automated Vessel Measurement and General Vessel Probe.

•                  First quarter revenue through Toshiba totaled $6.9 million, or 44 percent of total revenue, compared to $6.2 million in the first quarter of 2005, or 55 percent of total revenue.

•                  First quarter international revenue reached $2.8 million, or 18 percent of total revenue, an 80 percent gain from $1.6 million in the same period in 2005. International sales growth was driven mainly by Toshiba.

•                  Gross margin improved to 80 percent for the first quarter of 2006 from 76 percent for the year-ago period in 2005. Gross profit for the first quarter of 2006 rose to $12.6 million from $8.7 million for the year-ago quarter. The overall gross margin gains were primarily due to greater software sales, including software-only enterprise sales that carry higher selling prices and margins.

•                  Cash, cash equivalents and marketable securities increased to $53.9 million at March 31, 2006 from $49.8 million at December 31, 2005 and $32.9 million at March 31, 2005.

Operating Cost Summary

•                  Operating costs for the first quarter totaled $10.7 million, which included $1.1 million of equity-based compensation, compared with first quarter 2005 costs of $7.3 million, which included $16,000 of equity-based compensation.

•                  Sales and marketing costs for the first quarter totaled $5.1 million, which included $458,000 of equity-based compensation, compared with first quarter 2005 costs of $3.4 million, which included $8,000 of equity-based compensation. Other than equity-based compensation, the primary factors behind the increase were additional employees and higher commissions on greater sales volumes.

•                  Research and development costs for the first quarter totaled $3.0 million, which included $310,000 of equity-based compensation, compared with first quarter 2005 costs of $1.8 million, which included $5,000 of equity-based compensation. The company continues to invest in research and development by adding personnel focused on product innovation and development.

•                  General and administrative costs for the first quarter totaled $2.5 million, which included $361,000 of equity-based compensation, compared with first quarter 2005 costs of $1.6 million, which included $3,000 of equity-based compensation. Other than equity-based compensation, the primary factors behind the increase were additional employees to support the continued growth of the business.

Key Developments

The company also announced the release of the newest version of its flagship Vitrea® software, version 3.8, which was highlighted at the American College of Cardiology conference in March. The latest software for 2D, 3D and 4D advanced visualization and analysis, Vitrea, version 3.8, features significant enhancements to Vital Images’ dedicated cardiac visualization solution, ViTALCardia™. The new version has the ability to probe and segment the entire coronary vessel tree, and view and automatically quantify the vessel cross section from multiple orientations. Using the automated tools within ViTALCardia, physicians can characterize the extent of disease by measuring potential blockages in the coronary arteries.

In addition, the company announced a deeper integration with R2 Technology, Inc.’s ImageChecker® CT Lung CAD software. The new integration improves workflow and efficiency when using CT Lung CAD within Vitrea. R2’s clinically validated lung CAD solution improves the detection of solid lung nodules during review of multi- detector computed tomography (MDCT) exams.

2006 Earnings Per Share Guidance Raised

For full-year 2006, the company continues to expect revenue in the range of $68.0 million to $71.0 million, or a 31 percent to 37 percent increase over 2005. Management is increasing its earnings per share outlook as a result of better than expected gross margins and lower than anticipated equity-based compensation.

The company also expects the following for full-year 2006:

•                  GAAP net income of $0.28 to $0.38 per diluted share; the company’s prior guidance was for $0.18 to $0.32 per diluted share.

•                  Net income excluding equity-based compensation (a non-GAAP measure) of $0.59 to $0.65 per diluted share; the company’s prior guidance was for $0.54 to $0.61 per diluted share.

•                  Pretax income excluding equity-based compensation (a non-GAAP measure) of $0.93 to $1.03 per diluted share, up from $0.67 for 2005, or a 39 percent to 54 percent increase over 2005; the company’s prior guidance was for $0.86 to $0.98 per diluted share.

In addition, Vital Images anticipates the total balance of cash, cash equivalents and marketable securities will increase between $15 million and $22 million in 2006; the company’s prior guidance was $13 million and $20 million.

The following table summarizes the company’s guidance range for 2006:

	2006 Guidance Range
	Low		High

Revenue ($ millions)	$68.0	to	$71.0
Net income per diluted share (1)	$0.28	to	$0.38

Non-GAAP Measures (2)
Net income excluding equity-based compensation per diluted share (1)	$0.59	to	$0.65
Pretax income excluding equity-based compensation per diluted share (1)	$0.93	to	$1.03

(1)          Based on an estimate of 14.3 million weighted average dilutive common shares for 2006.

(2)          Non-GAAP information – see summary of Non-GAAP Information below.

Factors considered in preparing 2006 guidance include:

•                  Key Investments – As disclosed in the 2005 year-end press release, the company plans to invest significantly in research and development, sales and marketing and international expansion in 2006.

•                  Gross Margin – Gross margin of approximately 79 percent in 2006.

•                  Taxes – An effective income tax rate of approximately 41 percent to 42 percent in 2006, compared to a 2005 effective tax rate of 33 percent. The increase in the estimated effective tax rate is due to the non-deductibility of incentive stock options, for which the tax benefit is recorded only upon a disqualifying disposition, and the expiration of the research and development (“R&D”) tax credit on December 31, 2005. The R&D tax credit reduced the company’s 2005 effective tax rate by 4 percentage points. There is current legislation in Congress that would extend the R&D tax credit and, if approved, the company would expect an effective tax rate between 39 percent and 40 percent in 2006. The company does not anticipate paying any significant income taxes for the next three to six years due to the utilization of net operating losses and tax deductions from the exercise of stock options.

•                  Expensing of Stock Options – The 2006 GAAP guidance includes the effect of expensing stock options, as required by SFAS No. 123(R). In 2006, the company expects equity-based compensation charges to be approximately $3.8 million to $4.5 million after tax.

Non-GAAP Information

Vital Images provides certain non-GAAP information per share as supplemental information to GAAP net income per share. This non-GAAP information excludes equity-based compensation and the provision for income taxes. Equity-based compensation is a non-cash expense that varies in amount from period to period and is affected by market forces that are difficult to predict and are not within the control of management, such as the price of our common stock. Additionally, prior to January 1, 2006, employee stock option compensation was not included in the company’s GAAP results. Furthermore, the company also anticipates that its future effective tax rate will fluctuate significantly because the tax benefit related to the exercise of incentive stock options is highly volatile and must be treated as a discrete event. Additionally, the company’s historic effective tax rate has been volatile due to discrete events, such as the $1.0 million in-process research and development charge recorded in the first quarter of 2004, which was not tax deductible.

Accordingly, management excludes these items from its internal operating forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the company’s board of directors, determining a portion of bonus compensation for executive officers and certain other key employees, and evaluating short-term and long-term operating trends in the company’s core operations. Management believes that this presentation facilitates the comparison of the company’s current operating results to historical operating results. Non-GAAP information per share is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP net income per share and may not be computed the same as similarly titled measures used by other companies. Management expects to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items from its non-GAAP net income should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

Conference Call and Webcast

Vital Images will host a live Webcast of its first quarter earnings conference call today, Tuesday, May 2, 2006, at 10:30 a.m. CT. To access this Webcast, go to the investors’ portion of the company’s Website, www.vitalimages.com, and click on the Webcast icon. The Webcast replay will be available beginning at 1:30 p.m. CT on the same day.

If you wish to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID #11058767. The audio replay will be available beginning at 12:30 p.m. CT on Tuesday, May 2, through 5:00 p.m. CT on Tuesday, May 9.

About Vitrea®

Vitrea® software is Vital Images’ advanced visualization solution that creates 2D, 3D and 4D images of human anatomy from CT (computed tomography) and MR (magnetic resonance) image data. With this productivity-enhancing tool, physicians can easily navigate within these images to better understand and diagnose disease conditions. The Vitrea product addresses specialists’ needs through various software options for cardiac, colon, vessel probe and other applications. In addition, Vitrea software utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques. Other capabilities and partnerships with PACS (picture archiving and communications systems) providers expand physicians’ access to Vitrea software throughout an enterprise.

About ViTALConnect™

ViTALConnect™ software is a Web-enabled medical diagnostic tool that allows physicians to use PCs or notebook computers to access interactive 2D, 3D and 4D advanced visualization. Building on Vital Images’ knowledge and understanding of advanced diagnostic workflow, ViTALConnect software offers users access that is critical in today’s hospital environment. This solution enables users to review studies, perform advanced analysis and make quick diagnostic decisions - from anywhere, at anytime. This communication tool includes collaboration capabilities that enable multiple physicians in different locations to confer while interacting with the same data in real-time.

About ViTALCardia™

ViTALCardia™ encompasses several high-performance Vitrea applications including: coronary vessel analysis, cardiac functional analysis, calcium scoring and peripheral vessel analysis. The software includes capabilities for viewing 2D, 3D and 4D cardiac images of the heart. ViTALCardia is fast and easy to use, with an efficient workflow that offers accessibility to multiple physicians within a healthcare enterprise. This cardiac-specific software provides tools to plan intra-vascular procedures, customized cardiac reporting and single-click navigation of suspect regions. The ViTALCardia solution provides anywhere, anytime accessibility to key images and the ability to access the workflow throughout the cardiology enterprise.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and analysis software solutions. The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine. For more information, visit http://www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This information includes estimates of 2006 GAAP and non-GAAP results. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the impact of changes to stock-based compensation pursuant to FASB’s statement of financial accounting standards No. 123R, and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2005.

Vitrea® is a registered trademark and ViTALConnect™ and ViTALCardia™ are trademarks of Vital Images, Inc. Vital Images disclaims any proprietary interest in the marks and names of others.

Vital Images, Inc.

Condensed Consolidated Income Statements

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2006	2005

Revenue:
License fees	$11,017	$7,331
Maintenance and services	4,465	3,351
Hardware	314	643
Total revenue	15,796	11,325

Cost of revenue:
License fees	1,243	1,081
Maintenance and services	1,745	1,226
Hardware	216	365
Total cost of revenue	3,204	2,672

Gross profit	12,592	8,653

Operating expenses:
Sales and marketing	5,141	3,420
Research and development	3,021	1,778
General and administrative	2,506	1,591
Loss on operating lease	—	493
Total operating expenses	10,668	7,282

Operating income	1,924	1,371

Interest income	515	163
Income before income taxes	2,439	1,534

Provision for income taxes, net	1,012	511

Net income	$1,427	$1,023

Net income per share – basic	$0.11	$0.08
Net income per share – diluted	$0.10	$0.08

Weighted average common shares outstanding - basic	12,963	12,071
Weighted average common shares outstanding - diluted	13,862	12,953

Vital Images, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	March 31, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$41,458	$20,845
Marketable securities	12,449	28,965
Accounts receivable, net	13,958	14,330
Deferred income taxes	717	717
Prepaid expenses and other current assets	1,601	1,228
Total current assets	70,183	66,085
Property and equipment, net	5,467	5,361
Deferred income taxes	10,409	8,949
Licensed technology, net	180	210
Other intangible assets, net	4,172	4,493
Goodwill	6,053	6,053
Total assets	$96,464	$91,151

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,816	$2,640
Accrued compensation	2,517	3,688
Accrued royalties	1,056	1,348
Other current liabilities	1,070	1,575
Deferred revenue	11,775	11,231
Total current liabilities	18,234	20,482
Deferred revenue	1,047	645
Deferred rent	1,186	1,235
Total liabilities	20,467	22,362

Stockholders’ equity:
Preferred stock: $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock: $0.01 par value; 20,000,000 shares authorized; 13,154,275 and 12,256,657 shares issued and outstanding, respectively	132	128
Additional paid-in capital	79,973	75,918
Deferred stock-based compensation	—	(1,707)
Accumulated other comprehensive loss	(5)	(20)
Accumulated deficit	(4,103)	(5,530)
Total stockholders’ equity	75,997	68,789
Total liabilities and stockholders’ equity	$96,464	$91,151

Vital Images, Inc.

Supplemental Information – Reconciliation of GAAP Net Income Per Diluted Share to Non-GAAP Per Diluted Share Information (Unaudited)

(In thousands, except per share amounts)

Vital Images provides certain non-GAAP information per share as supplemental information to GAAP net income per share. This non-GAAP information excludes equity-based compensation and the provision for income taxes. Equity-based compensation is a non-cash expense that varies in amount from period to period and is affected by market forces that are difficult to predict and are not within the control of management, such as the price of our common stock. Additionally, prior to January 1, 2006, employee stock option compensation was not included in the company’s GAAP results. Furthermore, the company also anticipates that its future effective tax rate will fluctuate significantly because the tax benefit related to the exercise of incentive stock options is highly volatile and must be treated as a discrete event. Additionally, the company’s historic effective tax rate has been volatile due to discrete events, such as the $1.0 million in-process research and development charge recorded in the first quarter of 2004, which was not tax deductible.

Accordingly, management excludes these items from its internal operating forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the company’s board of directors, determining a portion of bonus compensation for executive officers and certain other key employees, and evaluating short-term and long-term operating trends in the company’s core operations. Management believes that this presentation facilitates the comparison of the company’s current operating results to historical operating results. Non-GAAP information per share is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP net income per share and may not be computed the same as similarly titled measures used by other companies. Management expects to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items from its non-GAAP net income should not be construed as an inference that these costs are unusual, infrequent or non-recurring. The following tables reconcile GAAP net income per diluted share to non-GAAP net income excluding equity-based compensation per diluted share and to non-GAAP pretax income excluding equity-based compensation per diluted share:

	For the Three Months Ended March 31,
	2006	2005
Net income	$1,427	$1,023
Equity-based compensation	1,207	18
Tax impact of equity-based compensation	(347)	(7)
Net income excluding equity-based compensation	$2,287	$1,034

Net income per diluted share	$0.10	$0.08
Net income excluding equity-based compensation per diluted share	$0.16	$0.08

Weighted average common shares outstanding - diluted	13,862	12,953

	For the Three Months Ended March 31,
	2006	2005
Net income	$1,427	$1,023
Equity-based compensation	1,207	18
Provision for income taxes, net	1,012	511
Pretax income excluding equity-based compensation	$3,646	$1,552

Net income per diluted share	$0.10	$0.08
Pretax income excluding equity-based compensation per diluted share	$0.26	$0.12

Weighted average common shares outstanding - diluted	13,862	12,953

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